Exhibit 10.46

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (“Agreement”) is entered into effective June 15, 2006 (the “Effective Date”), by and between TRULITE, INC. (“the Company”) and Jonathan Godshall (“Consultant”). The Company and Consultant shall collectively be referred to herein as “the Parties.”

WHEREAS, the Company desires to obtain the benefit of the knowledge and experience of Consultant by retaining Consultant on an independent contractor basis, and Consultant is willing to render such services to the Company on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the promises and mutual covenants contained herein, the receipt and sufficiency of which is acknowledged, the Parties agree as follows:

1. Consulting Services. The Company hereby retains Consultant to perform certain services for the Company, and Consultant hereby agrees to provide such services (the “Services”). Consultant’s duties and responsibilities will include those assigned by the Company’s Board of Directors (the “Board”), including, without limitation, those customarily assigned to senior management. Consultant will receive direction from the Board.

All of Consultant’s services will be subject to the Company’s final approval and will be performed in accordance with the Company standards, but Consultant shall direct the details and means by which the services are accomplished. Consultant shall conform to the rules, regulations, instructions, practices and policies of the Company now in force or hereafter enacted which are applicable to consultants or independent contractors engaged by the Company.

Consultant, as part of his Services, shall develop a cash incentive plan for the Company employees. Such plan shall be presented to the Board for its approval no later than December 15, 2006. The Board, in its sole discretion, will determine the date of such plan’s implementation.

2. Location. Consultant will work out of the Company facility located at Three Riverway, Suite 1700, Houston, Texas and/or from Consultant’s office in Houston, Texas.

3. Compensation for Services. The Company shall compensate Consultant for performance of the Services pursuant to the following terms and conditions.

(a) Fee for Services. During the term of this Agreement, the Company agrees to pay Consultant a prorated fee equal to $10,000.00 per month. Such fees shall be increased to $16,666.66 per month at the closing of the Company’s current round of financing or November 30, 2006, whichever occurs first. The parties agree that no additional fees will be paid for Consultant’s participation on the Board, if any.

(b) Benefits. During the Term of this Agreement, Consultant will be entitled to participate in and receive company benefits as set out in the Trulite Human Resource’s Guidelines.

(c) Expenses. Consultant will be compensated for all reasonable and documented expenses associated with providing these services, such as travel and entertainment expenses, office supplies, etc.

4. Stock Options. Subject to the approval of the Board, which approval shall not be unreasonably withheld, Consultant will be granted an option to purchase 5.0% of the outstanding shares of the Company’s Common Stock on the date of grant. The exercise price per share will be equal to the fair market value per share on the date the option is granted or on the Effective Date, whichever is later. The option will be subject to the terms and conditions applicable to options granted under the Company’s Amended and Restated Stock Option Plan (the “Plan”) , as described in the Plan and the applicable stock option agreement. Consultant will vest in 25% of the option shares after 12 months of continuous consulting service and/or Board service (if any), 25% after 24 months of continuous consulting service and/or Board service (if any), 25% after 36 months of continuous consulting service and/or Board service (if any) and 25 % after 48 months of continuous consulting service and/or Board service (if any). The option will be exercisable for seven years from the date of grant and will be subject to acceleration upon a change of control of the Company.

(a) Termination of Stock Options. In the event that the Consultant’s services or Consultant’s service on the Board of Directors, if any, is terminated by either party, the Stock Options will continue to vest for 30 days following the date of such termination, whichever is later. Options will not expire if they are exercised within 120 days following the date of such termination. In the event that the Consultant becomes an employee of the Company, then the termination provisions for the stock options agreed to in an offer letter and/or employment agreement will determine the vesting and exercise rights of Consultant following any termination.

5. Term. The term of this Agreement for providing consulting services (but not for Board membership, if any) shall end on December 31, 2006, or until otherwise terminated. Either Consultant or the Company may terminate this Agreement at any time and for any reason during the term.

6. Independent Contractor Relationship. In rendering Services hereunder it is expressly understood and agreed that Consultant is not an employee of or controlled by the Company, but that Consultant is, in all respects, an independent contractor, and as such Consultant has no right or authority to make any disbursements or purchases or to incur any liabilities on behalf of the Company or to otherwise obligate the Company in any manner whatsoever, unless specifically authorized to do so by the Company.

The Company will make no deductions from any of the payments due to Consultant hereunder for state or federal tax purposes. Consultant agrees that he will be solely responsible for any and all taxes and other payments due on payments received by Consultant from the Company hereunder, including withholding of state and federal income, sales or ad valorem taxes, unemployment compensation, workers’ compensation, Federal Insurance Contributions Act, Federal Unemployment Tax Act or other taxes, costs or expenses incurred in the performance of any engagement hereunder. Consultant expressly indemnifies and holds the Company harmless from any such liabilities.

Consultant understands and agrees that the Company is not responsible for paying any retirement, worker’s compensation or unemployment benefits to Consultant.

7. Confidentiality. Consultant will be required, as a condition of this Agreement, to strictly maintain the confidentiality of any confidential business matters pertaining to the Company. Consultant agrees not to use any confidential information acquired by Consultant’s in connection with performing the Services for Consultant’s own personal benefit or for the benefit of persons other than the Company. Consultant agrees that Consultant’s obligations under this paragraph shall continue in effect for five years after termination of the Agreement, regardless of the reason or reasons for termination, and whether such termination is voluntary or involuntary on Consultant’s part.

8. Non-Compete Agreement. Consultant will sign a non-compete agreement related to the Company’s chemical hydride and fuel cell technology as it relates to current products of the Company. The Non-Compete Agreement will remain in effect for twelve (12) months after Consultant stops providing any services for the Company.

9. No Conflicting Agreements. Consultant represents and warrants that he is not a party to, subject to, or otherwise bound by any other agreement, arrangement, or understanding, written or otherwise, which prohibits, restricts, or anyway whatsoever conflicts with Consultant’s ability to enter into and fulfill his obligations under this Agreement.

10. Choice of Law, Venue and Forum. This Agreement, the entire relationship of the Parties hereto, and any litigation between the Parties (whether grounded in contract, tort, statute, law or equity) shall be governed by, construed in accordance with, and interpreted pursuant to the laws of the State of Texas, without giving effect to its choice of laws principles. Exclusive venue for any litigation between the Parties hereto shall be in Harris County, Texas, and shall be brought in the State District Courts of Harris County, Texas, or in the United States District Court for the Southern District of Texas, Houston Division. The Parties hereto waive any challenge to personal jurisdiction or venue (including without limitation a challenge based on inconvenience) in Harris County, Texas, and specifically consent to the jurisdiction of the State District Courts of Harris County and the United States District Court for the Southern District of Texas, Houston Division.

11. Counterparts. This Agreement may be executed in multiple counterparts, all of which shall constitute one agreement and each of which shall constitute an original of this Agreement.

12. Headings. The headings used in this Agreement have been included only in order to make it easier to locate the subject covered by each provision and are not to be used in construing this Agreement.

13. Entire Agreement. This Agreement supersedes and replaces any prior understandings or agreements, whether oral, written or implied, between Consultant and the Company regarding the matters described in this letter.

14. Invalid Provisions. Should any portion of this Agreement be adjudged or held to be invalid, unenforceable or void, such holding shall not have the effect or invalidating or voiding the remainder of this agreement and the parties hereby agree that the portion so held invalid, unenforceable or void shall, if possible, be deemed amended or reduced in scope, or otherwise be stricken from this letter to the extent required for the purposes of validity and enforcement thereof.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the Effective Date.

COMPANY:

TRULITE, INC.

By: Trulite, Inc.

Name: William J. Berger
Title: Chairman of the Board
Date: June 16, 2006

CONSULTANT:

Date: June 15, 2006